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|FORM 4|
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[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

 Popwell                            Lynda                 W.
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   (Last)                           (First)             (Middle)


212 St. Charles Place
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                                    (Street)

 Kingsport                            TN                37660
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Jarden Corporation (JAH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     February 19, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

     February 20, 2003
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Law)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                5.
                                                                                                Amount of      6.
                                                                   4.                           Securities     Owner-
                                        2A.                        Securities Acquired (A) or   Beneficially   ship
                            2.          Deemed       3.            Disposed of (D)              Owned          Form:      7.
                            Trans-      Execution    Transaction   (Instr. 3 and 4)             Following      (D)        Nature of
                            action      Date, if     Code          --------------------------   Reported       Direct     Indirect
1.                          Date        any          (Instr. 8)                (A)              Transactions   or (I)     Beneficial
Title of Security           (Month/Day  (Month/Day   ------------               or              (Instr. 3      Indirect   Ownership
(Instr. 3)                  /Year)      /Year)       Code     V      Amount     (D)    Price     and 4)        (Instr. 4 )(Instr. 4)
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

Common Stock                2/19/03                  M               13,000      A     $5.48
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Common Stock                2/19/03                  S                  100      D    $26.66
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Common Stock                2/19/03                  S               12,900      D    $26.58       850           D
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

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
            2.                                                                                            Secur-    of
            Conver-                             5.                              7.                        ities     Deriv-  11.
            sion                                Number of                       Title and Amount          Bene-     ative   Nature
            or                                  Derivative    6.                of Underlying     8.      ficially  Secur-  of
            Exer-             3A.       4.      Securities    Date              Securities        Price   Owned     ity:    In-
            cise              Deemed    Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct  direct
            Price   3.        Execut-   action  or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or  Bene-
1.          of      Trans-    ion       Code    of (D)        (Month/Day/Year)            Amount  ative   Reported  In-     ficial
Title of    Deriv-  action    Date, if  (Instr. (Instr. 3,    ----------------            or      Secur-  Trans-    direct  Owner-
Derivative  ative   Date      any       8)      4, and 5)     Date     Expira-            Number  ity     actions   (I)     ship
Security    Secur-  (Month/   (Month/   ------  ------------  Exer-    tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)  ity     Day/Year) Day/Year) Code V  (A)    (D)    cisable  Date     Title     Shares  5)      4)        4)      4)
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

Stock       $5.48   2/19/03             M             13,000    (1)    9/24/11  Common    40,000           27,000     D
Options                                                                         Stock
(Right to
Buy)
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

(1)  Presently exercisable.
(2) The securities covered by this statement reflect a 2-for-1 stock split of the issuer's common stock having a record date of May 20, 2002.


*     If the Form is filed by more than one reporting person, See Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


  /s/ Ian G.H. Ashken                                     March 26, 2003
 ------------------------------------                     --------------
 **Signature of Reporting Person                          Date
 Ian G.H. Ashken, as Attorney-in-fact
 for Lynda W. Popwell